Contact:

Scott Schecter	Hulus Alpay
Chief Financial Officer	Investor Relations
HydroGen Corporation	Makovsky + Company
(212) 672-0380	(212) 508-9600
sschecter@hydrogenllc.com	halpay@makovsky.com

HydroGen Corporation Announces Reduction-In-Force

Cleveland, Ohio - May 28, 2008 - HydroGen Corporation (Nasdaq: HYDG), a designer and manufacturer of multi-megawatt air-cooled phosphoric acid fuel cell (PAFC) systems, today announced a reduction in force of 76 employees and independent contractors, or approximately 64% of its work force, at the Company’s facilities in Versailles, Pennsylvania; Cleveland, Ohio; and Ashtabula, Ohio.

John Freeh, HydroGen’s CEO, stated: “While we have made significant strides in advancing our technology to the commercialization stage, we must face the reality of the difficult equity market we find ourselves in. The announced reduction in force is required to provide additional time for us to pursue several different funding strategies that we are considering, including the sale of the Company. By implementing this immediate cost savings initiative, we are taking the actions needed to best position our company for the future.

“This is a difficult decision to make," continued Mr. Freeh. "We are very grateful for the excellent work that our employees have done to bring this company to where it is today.”

About HydroGen Corporation

HydroGen Corporation is a manufacturer of multi-megawatt fuel cell systems utilizing its proprietary 400 kW phosphoric acid fuel cell (PAFC) technology. HydroGen’s fuel cell technology, originally developed by Westinghouse Corporation, offers a multi-megawatt, zero-emission power generation product that supports the growth of industrial distributed energy. The Company targets market applications where hydrogen is currently available and other drivers favoring the adoption of fuel cells are present.

About HydroGen LLC

HydroGen LLC is a wholly-owned subsidiary of HydroGen Corporation.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding HydroGen’s sale of the company and HydroGen's anticipated economically competitive fuel cell systems. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for HydroGen's products, HydroGen's ability to maintain strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of HydroGen's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in HydroGen's filings with the United States Securities and Exchange Commission. HydroGen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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